RELIASTAR                                                  Simple Retirement
LIFE INSURANCE COMPANY                                       Account Rider
OF NEW YORK
A Stock Company
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The following  language  amends the Certificate to which it is attached in order that such Certificate may be treated as a Simple Individual Retirement Annuity under Section 408(b) of the Internal Revenue Code, as amended from time to time. The effective date of this Rider is the later of January 1, 2002, or the Certificate Date.

In the event of any conflict between the provisions of this Rider and the Certificate to which it is attached, the provisions of this Rider shall control. ReliaStar Life Insurance Company of New York ("ReliaStar" or "the Company") reserves the right to amend the Certificate and Rider as necessary to comply with applicable tax requirements. Any such changes will apply uniformly to all Certificate that are affected and the Owner will have the right to accept or reject such changes.

This SIMPLE IRA cannot be used by a trustee, custodian, or issuer that is a designated financial institution within the meaning of IRC Section 408(p)(7).

1.   ALL REFERENCES IN THIS RIDER TO:

     (a) "IRC" means the Internal Revenue Code of 1986, as amended from time to time.
     (b)  "Certificate" means the Certificate to which this Rider is attached.
     (c) "Owner" means the Owner of the Certificate to which this Rider is attached.
     (d) "Designated Beneficiary" means the beneficiary named by the Owner in the Certificate.
     (e)  "We",  "our",  and "us" means Reliastar Life Insurance  Company of New
          York.

2.   NONFORFEITABILITY AND NONTRANSFERABILITY.

     This Certificate shall be for the exclusive benefit of the Owner or his or her beneficiary. The Owner's rights under this Certificate shall be nonforfeitable.

     This Certificate is nontransferable. Other than to us, it may not be sold, assigned, discounted or pledged as collateral for a loan or as a security for the performance of an obligation or for any other purpose.

3.   CONTRIBUTIONS.

      This SIMPLE IRA will accept only:
     (a) a cash contribution made by an employer on behalf of the Owner under a SIMPLE IRA plan that meets the requirements of Section 408 (p) of the Internal Revenue Code, and

     (b) a rollover contribution or a transfer of assets from another SIMPLE IRA of the Owner.

     No other contributions will be accepted. Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.


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4.    DISTRIBUTIONS BEFORE DEATH MUST COMMENCE NO LATER THAN AGE 70 1/2.

     (a) Notwithstanding any provision of this SIMPLE IRA to the contrary, the distribution of the Owner's interest in the SIMPLE IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the SIMPLE IRA (as determined under Section 4(c) below), must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than paragraphs (b),
          (c) and (d) below, and Section 5 of this Rider.

     (b) The entire interest of the Owner will commence to be distributed no later than the first day of April following the calendar year in which the Owner attains age 70 1/2(the "required beginning date") over: (1) the life of the Owner or the lives of such Owners and his or her Designated Beneficiary; or (2) a period certain not extending beyond the life expectancy of the Owner, or the joint Owner and last survivor expectancy of the Owner and his or her beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations (or as provided in such Final Regulations as may be subsequently published). In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T.

     (c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations (or as provided in such Final Regulations as may be subsequently published).

     (d) The first required payment can be made as late as April 1 of the year following the year the Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

5.    DISTRIBUTION UPON DEATH.

     (a) Death on or After Required Distributions Commence. If the Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the Certificate option chosen.

     (b) Death Before Required Distributions Commence. If the Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

          1. If the designed beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death, or if elected, in accordance with paragraph (b)(3) below.




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


          2.   If  the  Owner's  sole  Designated  Beneficiary  is  the  Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse's life, or if elected, in accordance with paragraph
               (b)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's Designated Beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or if elected, will be distributed in accordance with paragraph (b)(3) below. If the surviving spouse dies after the required distributions commence to him or her, any remaining interest will continue to be distributed under the Certificate option chosen.

          3. If there is no Designated Beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(2) above).

          4. Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (2) above and reduced by 1 for each subsequent year.

     (c) The "interest" in the SIMPLE IRA includes the amount of any outstanding rollover, transfer, and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the SIMPLE IRA, such as guaranteed death benefits.

     (d) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the Owner's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity Certificate meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations (or as provided in such Final Regulations as may be subsequently published), then required distributions are considered to commence on the annuity starting date.





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     (e)  If the sole Designated  Beneficiary is the Owner's  surviving  spouse, the spouse may elect to treat the SIMPLE IRA as his or her own SIMPLE IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the SIMPLE IRA (permitted under the contribution rules for SIMPLE IRAs as if the surviving spouse were the Owner) or fails to take required distributions as a beneficiary.

6. RESTRICTIONS ON ROLLOVERS AND TRANSFERS. Prior to the expiration of the 2-year period beginning on the date the Owner first participated in any SIMPLE IRA plan maintained by the Owner's employer, any rollover or transfer by the Owner of funds from this SIMPLE IRA must be made to another SIMPLE IRA of the Owner. Any distribution of funds to the Owner during this 2-year period may be subject to a 25-percent additional tax if the Owner does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, the Owner may roll over or transfer funds to any SIMPLE IRA of the Owner that is qualified under Code Section 408(a),
     (b) or (p),  or to  another  eligible  retirement  plan  described  in Code
     Section 402(c)(8)(B).

7. AMENDMENTS. We reserve the right to amend or administer this Certificate and Rider as necessary to comply with the provisions of the IRC, Internal Revenue Service Regulations or published Internal Revenue Service Rulings. We will send a copy of such amendment to the Owner. It will be mailed to the last post office address known to us. Any such changes will apply uniformly to all Certificates that are affected and the Owner will have the right to accept or reject such changes.

8. PERIODIC REPORTS. We will send the Owner an annual report that shows the status of the Certificate as of the end of each calendar year and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

If contributions made on behalf of the Owner under a SIMPLE IRA plan maintained by the Owner's employer are received directly by us from the employer, we will provide the employer with the summary description required by Code Section 408(1)(2)(B).

     All other provisions of the Certificate to which this Rider is attached remain unchanged.
















Signed:   /s/J.R. Gelder

                        President



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